Exhibit 99.1

Southern First Reports Results for Fourth Quarter of 2012;

Announces 10% Stock Dividend

Greenville, South Carolina, January 22, 2013 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, N.A. (also doing business as Greenville First Bank), today announced that net income for the fourth quarter of 2012 was $1.1 million compared to $440 thousand for the fourth quarter of 2011.  After dividends paid on preferred stock, net income available to the common shareholders was $929 thousand compared to $152 thousand for the fourth quarter of 2011.    For the year ended December 31, 2012, net income was $3.9 million and net income to common shareholders was $2.8 million.  In comparison, net income for the year ended December 31, 2011 was $2.1 million and the net income to common shareholders was $944 thousand.

2012 Fourth Quarter Operating Highlights

•         Net income increased 158% to $1.1 million during the 4th quarter of 2012 compared to the prior year

•         Net interest margin for the 4th quarter of 2012 increased to 3.66%  compared to 3.36% in 2011

•         Loan balances increased to $646.0 million as of December 31, 2012 compared to $598.6 million in 2011

•         Nonperforming assets improved to 1.24% at 4th quarter 2012 compared to 1.82% in 2011

2013 Strategic Highlights

•         Termination of Formal Agreement with Regulators

•         Opening of new retail office locations in Charleston and Columbia, South Carolina

•         Expansion of mortgage operations with hiring of new Senior Mortgage Executive

•         Redemption of additional preferred stock

 “The 4th quarter was monumental for Southern First as we combined outstanding operating results with the official opening of our 3rd office in Columbia and our 1st office in Charleston.  The improved earnings for 2012 are a result of quality loan growth, improved margin, higher fee income and lower credit costs.  We have made significant investments in infrastructure and enter 2013 with strong momentum,” stated Art Seaver, the company’s CEO.

	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
	2012	2012	2012	2012	2011
Earnings ($ in thousands, except per share data):
Net income	$1,133	1,226	815	688	440
Net income to common shareholder	929	842	589	399	152
Earnings per common share, diluted (4)	0.21	0.20	0.14	0.09	0.04
Net interest margin (tax-equivalent)(3)	3.66%	3.72%	3.61%	3.45%	3.36%
Asset Quality Ratios:
Nonperforming assets as a percentage of total assets	1.24%	1.43%	1.70%	1.79%	1.82%
Net charge-offs as a percentage of average loans (YTD annualized)	0.71%	0.71%	0.75%	0.62%	0.81%
Allowance for loan losses as a percentage of total loans	1.41%	1.45%	1.48%	1.51%	1.49%
Allowance for loan losses as a percentage of nonperforming loans	111.32%	100.49%	88.07%	91.55%	86.96%
Capital Ratios (1):
Total risk-based capital ratio	12.88%	12.97%	13.34%	13.38%	13.34%
Tier 1 risk-based capital ratio	11.63%	11.72%	12.09%	12.13%	12.08%
Leverage ratio	9.63%	9.76%	9.83%	9.78%	9.62%
Tangible common equity (2)	5.99%	6.02%	6.24%	6.02%	5.98%
Other ($ in thousands):
Gross loans	$645,949	637,659	618,874	607,925	598,634
Core deposits	427,936	429,183	426,640	430,073	413,090
Total deposits	576,299	574,439	554,417	566,722	562,912
Total assets	797,998	780,415	759,632	770,006	767,745
(1) December 31, 2012 ratios are preliminary.
(2) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.
(3) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.
(4) Per share amounts for the 2011 and 2012 periods have been restated to reflect the 10% stock dividends in 2012 and 2013.

Operating Results

Net interest margin for the fourth quarter of 2012, while a decline from the previous quarter, improved to 3.66% from 3.36% for the fourth quarter of 2011.   Net interest margin for the year ended December 31, 2012 was 3.61% compared to 3.30% for the year ended December 31, 2011.  The primary driver of the increased net interest margin is the $47.3 million growth in loan balances during the past twelve months, combined with the 47 basis point decrease in the cost of our interest bearing liabilities.

During the fourth quarter of 2012, the company recorded total credit costs of $1.2 million compared to $2.1 million during the fourth quarter of 2011.  Of the $1.2 million in credit costs, $950 thousand related to the provision for loan losses while $219 thousand related primarily to a loss and write-down on two properties in other real estate owned.  In addition, loan charge-offs for the quarter were $1.2 million and related primarily to two commercial loans and one residential property.  Comparatively, the company recorded a loan loss provision of $2.2 million and income related to the gain on sale of real estate owned of $117 thousand during the fourth quarter of 2011.  For the year ended December 31, 2012, total credit costs were $5.5 million, consisting of a $4.6 million provision for loan losses and expenses of $939 thousand related to the sale and management of other real estate owned.  Total credit costs were $6.2 million during the year ended December 31, 2011 and related to a $5.3 million provision for loan losses and $940 thousand of expenses from the sale and management of other real estate owned.  The company’s allowance for loan losses was $9.1 million, or 1.41%, of loans at December 31, 2012 which provides approximately 111% coverage of non-accrual loans, and $8.9 million, or 1.49%, of loans at December 31, 2011.

Noninterest income was $897 thousand and $873 thousand for the three months ended December 31, 2012 and 2011, respectively.  For the year ended December 31, 2012 and 2011, noninterest income was $3.8 million and $2.8 million, respectively.  The increase in noninterest income during the twelve month period is related to increases in loan fee income, service fees on deposit accounts, and rental income, as well as a gain on sale of investment securities.  In addition, income derived from mortgage originations is a significant part of our loan fee income at $245 thousand and $912 thousand for the three months and twelve months ended December 31, 2012, respectively.

Noninterest expense was $5.1 million and $4.2 million for the three months ended December 31, 2012 and 2011, respectively, and $19.5 million and $17.9 million for the year ended December 31, 2012 and 2011, respectively.  The increase in noninterest expense during the 2012 periods related primarily to increases in salaries and benefits, occupancy, data processing and related costs, and professional fees.   Noninterest expenses for the fourth quarter of 2012 were impacted by the operating costs associated with the two new retail offices.

Nonperforming assets decreased to $9.9 million, or 1.24%, of total assets as of December 31, 2012, the lowest level in over four years.  Comparatively, nonperforming assets were $14.0 million, or 1.82%, at December 31, 2011.  Of the $9.9 million in total nonperforming assets as of December 31, 2012, nonperforming loans represent $8.2 million and other real estate owned represents $1.7 million.  During the fourth quarter of 2012, the company recorded $1.1 million in net charge-offs, or 0.69% of average loans on an annualized basis. Classified assets improved to 36% of tier 1 capital plus the allowance for loan losses at December 31, 2012, compared to 45% at December 31, 2011.

Gross loans were $646.0 million as of December 31, 2012 compared to $598.6 million at December 31, 2011.  Core deposits, which exclude out-of-market deposits and time deposits of $100,000 or more, increased $14.9 million to $427.9 million at December 31, 2012 compared to December 31, 2011.  The increase in retail funding continued to enable the company to reduce its wholesale funding by approximately $33 million during the last twelve month period.

Shareholders’ equity totaled $64.1 million as of December 31, 2012, a $1.6 million increase from the same period in 2011. With a tier 1 leverage ratio of 9.63% and total risk based capital ratio of 12.88%, the company’s capital ratios exceed the regulatory requirements for a “well capitalized” institution. As a result of the ten percent stock dividend, shareholders of record on February 1, 2013 will receive the additional shares on February 15, 2013, with fractional shares paid in cash.  The earnings per share and book value per share amounts for all periods presented have been adjusted to reflect the 10% stock dividend.

Strategic Highlights

Termination of Formal Agreement with Regulators

On January 3, 2013, the Office of the Comptroller of the Currency (“OCC”) notified the Bank that it was no longer subject to the Formal Agreement entered into on June 8, 2010, nor was it subject to the Individual Minimum Capital Ratios (“IMCR”) established for the Bank on May 24, 2010.  The Formal Agreement and subsequent IMCR were driven by the OCC’s findings in an on-site examination of the Bank in 2009 in which the OCC desired the Bank to enhance practices and procedures in the areas of credit risk management, credit underwriting, liquidity, and funds management.

Company Expansion

The Company first announced its expansion into the Charleston, South Carolina market in July 2012 and opened its first retail office location at 480 East Bay Street on December 5, 2012.  In addition, the Company opened a third retail office location in the Columbia, South Carolina market on December 12, 2012 at 4018 Forest Drive.  The Company now has a total of eight retail offices in South Carolina.

In addition, the Company seeks to expand its investment in mortgage production with the hiring of Scott Bailey as Senior Mortgage Executive.  Mr. Bailey joined the Southern First team on January 2nd and was previously employed with First Bank as a Wholesale Mortgage Account Executive, covering the state of South Carolina.  He has 20 years of mortgage banking experience encompassing all aspects of the business.  Mr. Bailey is a 1992 graduate of the University of South Carolina with a degree in Business Administration.  The Company plans to expand its current mortgage operations to include full service mortgage capabilities including on-site underwriting, closing and funding. “Having control over the entire process will provide clients with a smooth and efficient mortgage experience,” Mr. Seaver added.

Preferred Stock Redemption

On January 9, 2013, the Company redeemed $500 thousand of its outstanding preferred stock from one of its preferred shareholders.  Since July of 2012, the Company has redeemed a cumulative $1.5 million of its outstanding preferred stock.  “If the Company’s earnings continue to produce excess capital, redeeming additional shares of preferred stock could be a strategic option in the future,” commented Mr. Seaver.

Financial Highlights - Unaudited

	Quarter Ended		4th Qtr	Year Ended		YTD
	December 31		2012-2011	December 31		2012-2011
(in thousands, except earnings per share)	2012	2011	% Change	2012	2011	% Change
Earnings Summary
Interest income	$8,817	8,799	0.2%	34,698	35,142	(1.3)%
Interest expense	2,037	2,688	(24.2)%	8,702	11,854	(26.6)%
Net interest income	6,780	6,111	10.9%	25,996	23,288	11.6%
Provision for loan losses	950	2,225	(57.3)%	4,550	5,270	(13.7)%
Noninterest income	897	873	2.7%	3,762	2,770	35.8%
Noninterest expense	5,053	4,193	20.5%	19,513	17,867	9.2%
Income before provision for income taxes	1,674	566	195.8%	5,695	2,921	95.0%
Income tax expense	541	126	329.4%	1,833	833	120.1%
Net income	1,133	440	157.5%	3,862	2,088	85.0%
Preferred stock dividends	204	216	(5.6)%	840	865	(2.9)%
Discount accretion	-	72	(100.0)%	360	279	29.0%
Redemption of preferred stock	-	-	-	96	-	100.0%
Net income available to common shareholders	$929	152	511.2%	2,758	944	192.2%

Basic weighted average common shares (4)	4,241	4,203	0.9%	4,230	4,201	0.7%
Diluted weighted average common shares (4)	4,393	4,226	4.0%	4,362	4,286	1.8%

Earnings per common share - Basic (4)	$0.22	0.04	450.0%	0.65	0.22	195.5%
Earnings per common share - Diluted (4)	0.21	0.04	425.0%	0.63	0.22	186.4%

	Quarter Ended		4th Qtr
	December 31		2012-2011	September 30	June 30	March 31
	2012	2011	% Change	2012	2012	2011
Balance Sheet Highlights
Assets	$797,998	767,745	3.9%	780,415	759,632	770,006
Investment securities	86,016	108,584	(20.8)%	71,891	74,231	78,615
Loans	645,949	598,634	7.9%	637,659	618,874	607,925
Allowance for loan losses	9,091	8,925	1.9%	9,254	9,131	9,196
Other real estate owned	1,719	3,686	(53.4)%	1,976	2,555	3,733
Noninterest bearing deposits	80,880	68,985	17.2%	87,403	94,008	83,459
Interest bearing deposits	495,419	493,927	0.3%	487,036	460,409	483,263
Total deposits	576,299	562,912	2.4%	574,439	554,417	566,722
Other borrowings	137,290	122,700	11.9%	124,100	122,700	122,700
Junior subordinated debentures	13,403	13,403	0.0%	13,403	13,403	13,403
Shareholders’ equity	64,125	62,539	2.5%	63,287	63,171	63,006
Common Stock
Book value per common share (4)	$11.26	10.93	3.0%	11.08	11.22	10.96
Stock price (4):
High	9.00	6.55	37.4%	8.65	8.18	6.69
Low	7.96	5.01	58.9%	7.32	6.24	5.54
Period end	8.45	5.91	43.0%	8.15	7.73	6.23
Common shares outstanding (4)	4,247	3,821	11.2%	4,240	4,226	4,226
Other
Return on average assets (5)	0.57%	0.23%	147.8%	0.64%	0.43%	0.36%
Return on average equity (5)	6.99%	2.79%	149.8%	7.66%	5.12%	4.34%
Loans to deposits	112.09%	106.35%	5.4%	111.01%	111.63%	107.27%
Efficiency ratio (6)	62.98%	61.78%	1.9%	61.80%	62.89%	65.28%
Team members	125	113	10.6%	121	117	114
(4) Shares and per share amounts for the 2012 and 2011 periods have been restated to reflect the 10% stock dividends in 2012 and 2013.
(5) Annualized based on quarterly net income.
(6) Noninterest expense divided by the sum of net interest income and noninterest income, excluding real estate activity and gain on sale of investments.

Asset quality measures - Unaudited

			YTD
	December 31		2012-2011	September 30	June 30	March 31
(dollars in thousands)	2012	2011	% Change	2012	2012	2012
Nonperforming Assets
Commercial
Owner occupied RE	$155	1,061	(85.4)%	588	599	699
Non-owner occupied RE	1,255	1,745	(28.1)%	1,350	1,476	1,090
Construction	1,006	1,314	(23.4)%	1,005	1,005	1,047
Commercial business	202	503	(59.8)%	372	507	515
Consumer
Real estate	119	476	(75.0)%	122	286	618
Home equity	577	386	49.5%	365	558	263
Construction	-	-	-	-	-	-
Other	44	-	100.0%	-	-	-
Nonaccruing troubled debt restructurings	4,809	4,779	0.6%	5,407	5,937	5,812
Total nonaccrual loans	8,167	10,264	(20.4)%	9,209	10,368	10,044
Other real estate owned	1,719	3,686	(53.4)%	1,976	2,555	3,733
Total nonperforming assets	$9,886	13,950	(29.1)%	11,185	12,923	13,777
Nonperforming assets as a percentage of:
Total assets	1.24%	1.82%	(31.9)%	1.43%	1.70%	1.79%
Total loans	1.53%	2.33%	(34.3)%	1.75%	2.09%	2.27%
Accruing troubled debt restructurings	$9,421	7,429	26.8%	8,591	8,569	6,661

	Quarter Ended		4th Qtr	Year Ended		YTD
	December 31		2012-2011	December 31		2012-2011
	2012	2011	Change	2012	2011	Change
Allowance for Loan Losses
Balance, beginning of period	$9,254	8,751	5.8%	8,925	8,386	6.4%
Loans charged-off	(1,214)	(2,175)	(44.2)%	(4,505)	(4,938)	(8.8)%
Recoveries of loans previously charged-off	101	124	(18.6)%	121	207	(41.6)%
Net loans charged-off	(1,113)	(2,051)	(45.7)%	(4,384)	(4,731)	(7.3)%
Provision for loan losses	950	2,225	(57.3)%	4,550	5,270	(13.7)%
Balance, end of period	$9,091	8,925	1.9%	9,091	8,925	1.9%
Allowance for loan losses to gross loans	1.41%	1.49%	(5.4)%	1.41%	1.49%	(5.4)%
Allowance for loan losses to nonaccrual loans	111.32%	86.96%	28.0%	111.32%	86.96%	28.0%
Net charge-offs to average loans (annualized)	0.69%	1.36%	(49.3)%	0.71%	0.81%	(12.4)%

AVERAGE YIELD/RATE - Unaudited

	Quarter Ended December 31		Year Ended December 31
	2012	2011	2012	2011
	Yield/Rate(7)
Interest-earning assets
Federal funds sold	0.27%	0.22%	0.26%	0.23%
Investment securities, taxable	2.33%	2.03%	2.25%	2.43%
Investment securities, nontaxable	4.19%	4.88%	4.60%	5.05%
Loans	5.18%	5.45%	5.26%	5.63%
Total interest-earning assets	4.75%	4.82%	4.81%	4.95%
Interest-bearing liabilities
NOW accounts	0.45%	0.80%	0.58%	1.03%
Savings & money market	0.37%	0.59%	0.40%	0.75%
Time deposits	1.15%	1.77%	1.33%	1.94%
Total interest-bearing deposits	0.76%	1.20%	0.87%	1.41%
Note payable and other borrowings	3.23%	3.49%	3.36%	3.68%
Junior subordinated debentures	2.64%	2.66%	2.77%	2.60%
Total interest-bearing liabilities	1.29%	1.67%	1.41%	1.88%
Net interest spread	3.46%	3.15%	3.40%	3.08%
Net interest income (tax equivalent) / margin	3.66%	3.36%	3.61%	3.30%
(7) Annualized for the respective three month period.

About Southern First Bancshares

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of Southern First Bank, N.A., the 9th largest bank headquartered in South Carolina; which also does business as Greenville First Bank, N.A. in Greenville County.  Since 1999 Southern First Bancshares has been providing financial services and now operates in eight locations in the Greenville, Columbia, and Charleston markets of South Carolina.  Southern First Bancshares has assets of approximately $798 million and its stock is traded in the NASDAQ Global Market under the symbol SFST.  More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements with respect to our expectations regarding the Company’s net interest margin that are not historical facts, and (2) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; and (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

FINANCIAL CONTACT: MIKE DOWLING  864-679-9070

MEDIA CONTACT: ART SEAVER  864-679-9010

WEB SITE: www.southernfirst.com